Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-194012 and No.333-196698) and Form S-3 (No. 333-202287 and No. 333-201817) of Platform Specialty Products Corporation of our report dated March 30, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to reportable segments described in Note 19 and also impacting Notes 5 and 18, as to which the date is June 16, 2015, relating to the financial statements and financial statement schedule, which appears in this Current Report on Form 8-K dated June 16, 2015.

/s/PricewaterhouseCoopers LLP

Stamford, CT
June 16, 2015